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SCHEDULE “D”

ATTACHED TO AND FORMING PART OF A JOINT VENTURE AGREEMENT BETWEEN RED LAKE AND FRONTEER

DEFINITIONS, CALCULATIONS AND PAYMENT OF ROYALTY

The Royalty is the percentage Royalty provided in the body of the Agreement to which this Schedule is attached (the "Agreement") and calculated and paid by Payor (as defined below) to the Royalty Holder (as defined below) in accordance with the following provisions:

1.

DEFINITIONS

Unless otherwise set forth, all capitalized terms used in this schedule shall have the meaning ascribed to them in the Agreement:

“Allowable Taxes”

shall mean production taxes, severance taxes, and sales, privilege and other taxes (excepting income taxes) imposed, levied, assessed, or measured by or on the value of production of Subject Minerals from the Properties.

“Allowable

Transportation Costs”

shall mean the actual costs of transportation of By-Products or Other Mineral Products (as such terms are herein defined) from the mine site to a mill or processing facility and from a mill or processing facility to the point of sale (including, without limitation, packaging, freight, insurance, transportation taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation).

“By-Products”

shall mean all subject minerals (as hereinafter defined) in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded, or refined further than concentrates.

"Calendar Quarter"

means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

"Mineral Content"

means all marketable ores, metals and minerals contained in Subject Minerals and Other Ore as separately estimated by the Payor using head grade or assays taken prior to entering mill or heap leach facilities, mill or heap leach operation recovery levels, and adjustments at the refinery, as key components in the calculation of Mineral Content.

"Mineral Price Quotation"

for a By-Product or Other Mineral Product means the final sale price as quoted on the London Metals Exchange, as published in Metals Week or a similar publication.  If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Net Smelter Returns.  If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

"Net Smelter Returns"

or "NSR"

for a Calendar Quarter in respect of all of the By-Products or Other Mineral Products means the sum of (i) for each of the By-Products or Other Mineral Products, the average Mineral Price Quotation for the By-Product or Other Mineral Product for a Calendar Quarter multiplied by the total number of  appropriate units of measurement of the By-Product or Other Mineral Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter; less (ii) the deductions, adjustments and credits set forth in Section 3 hereof.

“Other Mineral Products”

shall mean all Subject Minerals (as hereinafter defined) mined or extracted primarily for values derived from their content of minerals in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates or products beneficiated, upgraded or refined further than concentrate, including mineral products produced from waste dumps, tailings or other stockpiled material.

"Other Ore"

means all ore mined from real property other than the Property.

“Payor”

means the Party or its successor or assign that produces and sells Subject Minerals from the Properties from which the Royalty Holder is entitled to a Royalty, as provided in the Agreement.

“Property”

shall mean the property as defined in the Agreement.

"Royalty"

means the amount determined in accordance with Section 2.

“Royalty Holder”

means the party or its successors or assigns that becomes entitled to a Royalty as provided in the Agreement.

“Subject Minerals”

shall mean all metals, minerals, ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, or concentrates in whatever form, found in or on the Property excepting coal, oil, gas and associated hydrocarbons.  Subject Minerals shall include By-Products and Other Mineral Products.

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2.

RESERVATION OF ROYALTY

The Royalty Holder shall be entitled to receive and the Payor shall pay, a royalty (the "Royalty") of 2% of Net Smelter Returns for all By-Products or Other Mineral Products produced from the Property.

A.

BY-PRODUCTS; OTHER MINERAL PRODUCTS

In calculating the Royalty, the Payor shall be entitled to deduct the following costs, to the extent incurred and borne by the Payor in respect of By-Products and Other Mineral Products which are sold:

(a)

all custom milling, smelting, minting and refining costs, treatment charges and penalties including, but without being limited to, metal losses and penalties for impurities as well as any costs for weighing, sampling and assaying of By-Products and Other Mineral Products in preparation for shipment to a smelter, refinery or purchaser;

(b)

Allowable Transportation Costs thereto;

(c)

all costs and expenses of converting leach solutions into cathodes, doré or other similar products, including without limitation, costs of electrowinning;

(d)

all sampling, assaying and representation charges in connection with sampling and assaying carried out after the By-Products and Other Mineral Products have left the Properties;

(e)

all costs and expenses of marketing the By-Products and Other Mineral Products; and

(f)

Allowable Taxes.

A.

FURTHER BENEFICIATION

The Operator, in its sole discretion and for its sole benefit, risk and account, may take concentrates of By-Products or Other Mineral Products and treat, beneficiate, upgrade, refine or enrich the same further than the concentrate state, either in its own facilities or in facilities owned or controlled by others.

5.

ARM’S LENGTH PROVISION

If smelting and/or refining are carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

6.

PAYMENT OF THE ROYALTY

All Royalty or provisional royalty payments will be payable on or before the 45th day following each Calendar Quarter.  A statement, showing in reasonable detail the calculation of the payment shall accompany each such quarterly payment to the Royalty Holder.  Each such quarterly payment shall be subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

7.

PROVISIONAL PAYMENTS

If any Royalty becomes due and payable to the Royalty Holder prior to the Payor’s final estimates of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor’s then current estimates of the amount payable for Products produced during the Calendar Quarter.

8.

ADJUSTMENTS

The following adjustments shall be taken into account in determining the Royalty or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(a)

Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous Royalty payments;

(b)

Any adjustments in the number of appropriate units of measurement of Products produced by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(c)

Any adjustments in Mineral Content and average percentage recovery; and

(d)

Any payments that have not otherwise been credited against previous Royalty payments.

9.

ANNUAL FINAL REPORT

Within 90 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by a responsible officer of the Payor showing in reasonable detail the calculation of the Royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional Royalty payment as is required by the report.  If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the Royalty due to the Royalty Holder, then the excess shall be deducted from the next payment obligation owed pursuant to the provisions of this Schedule D or, in the event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

10.

ASSIGNMENT BY PAYOR

Upon any assignment, conveyance, termination or abandonment, as the case may be, by the Payor, the Payor shall have no further obligation to the Royalty Holder in respect thereof; provided that, in the case of assignment or conveyance, it shall be a condition of any assignment or conveyance that the assignee or transferee shall have agreed to assume the Payor’s obligation to the Royalty Holder to pay the Royalty in respect of that portion of the Properties acquired by such assignee or transferee.

11.

ASSIGNMENT BY ROYALTY HOLDER

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agree with the Payor and all other parties entitled to receive any part of the Royalty as follows:

(a)

the amount of any Royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the "Nominee") as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(b)

payment of the Royalty shall be made only to or to the order of the Nominee "In Trust" and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(c)

the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(d)

the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(e)

the Payor shall not be required to deal with any person except the Nominee.  Each interested party shall exercise all of their respective rights only through the Nominee and shall require each of their respective assignees to agree in writing to be bound by the provisions hereof.

12.

RECORDS AND PROVISION FOR AUDIT TO RESOLVE OBJECTIONS

All books and records used by the Payor to calculate the Royalty due hereunder shall be kept in accordance with generally accepted accounting principles varied only by the specific provisions hereof.  The Payor shall maintain up-to-date and complete records of the production of all Mineral Products.  If treatment or smelting of Mineral Products is performed off the Properties, accounts records, statements and returns relating to such treatment and smelting arrangements shall be maintained by the Payor.  The Royalty Holder shall have the right at all reasonable times during normal business hours to inspect such accounts, records, statements and returns and make copies thereof at its own expense for the sole purpose of verifying the amount of the Royalty.

13.

PAYMENT FINAL

All payments of the Royalty made pursuant to the final report that is to be issued within 90 days of the end of each calendar year shall be considered final and in full satisfaction of all obligations of the Remaining Party with respect thereto, unless the Royalty Holder gives the Remaining Party written notice describing and setting forth a specific objection to the calculation thereof within 90 days after receipt by the Royalty Holder of the annual final report herein provided in Section 9.  If the Royalty Holder objects to a particular quarterly statement delivered hereunder, the Royalty Holder shall, for a period of 90 days after the Payor's receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the Royalty payment in question audited by a firm of chartered accountants acceptable to the Royalty Holder and to the Payor.  If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly payment due hereunder.  The Royalty Holder shall pay all costs of such audit unless a deficiency of 5% or more of the amount due is determined to exist.  The Payor shall pay the costs of such audit if a deficiency of 5% or more of the amount due is determined to exist.  Failure on the part of the Royalty Holder to make claim on the Payor for adjustment in such 90-day period shall establish the correctness of the final report and preclude the filing of exceptions thereto or making of claims for adjustment thereon.